Exhibit 10.1
June 29, 2007

Personal & Confidential
Without Prejudice
delivered by e-mail
Gary Christianson, PE

Hamilton, Montana 59840
Dear Gary:
     I am pleased to offer you the full-time position of Chief Operating Officer for Biomira Management (the “Company”), a subsidiary of the Biomira group of companies.
     The following confirms our offer
     1. Salary: Your salary will be US$ 240,000 (two hundred and forty thousand dollars) per annum and will be reviewed annually. Salaries are paid twice a month, by direct deposit, on the 15th and the second last banking day of each month.
     2. Variable Pay: You will be eligible for variable pay at the 35% (thirty five percent) Target level. The Variable Pay plan is governed by the “Biomira Inc. (Canada) Employee Incentive Program” document and the terms of this document will govern. Goals for the plan are established at the beginning of the year, and payment is made following the close of the year.
     3. Stock Options: You are eligible to participate in the Biomira’s non-qualified Stock Option Plan. The plan is governed by the “Biomira Inc. Amended and Restated Share Option Plan” (the “Option Plan”) and the terms of this document will govern. A total of 100,000 (one hundred thousand) optioned shares of the Company will be granted at the first Board of Directors meeting following your acceptance of this offer.
     The options will vest in accordance with the schedule set forth in the Company’s standard stock option agreement which is 1/4 per year over 4 years, and will expire 8 years after issue.
     4. Vacation: We will provide an annual vacation of 4 (four) weeks.

     5. Severance: In the event your employment is terminated for reasons other than “cause” as the term is interpreted according to the laws of the State where you were based immediately prior to your termination severance will apply.
          (i) Lump sum payment of nine month’s base salary, less required withholding, and,
          (ii) Lump sum payment equivalent of variable pay at target for nine months following termination, less required withholding, and,
          (iii) Health Insurance coverage for a period of nine months.
     “Cause” for the purpose of this agreement shall include but not be limited to (i) willful engaging in illegal conduct or gross misconduct which is injurious to the Company or an affiliated company, (ii) being convicted of, or entering a plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engaging in fraud, misappropriation, embezzlement or any other act or acts of dishonesty resulting or intended to result directly or indirectly in a gain or personal enrichment to you at the expense of the Company or an affiliated company, (iv) material breach of any written policies of the Company or an affiliated company, or (v) willful and continual failure substantially to perform your duties with the Company, which failure has continued for a period of at least 30 days after written notice by the Company.
     6. Employed Benefit Plan: You will become eligible for our US benefit plan. The plan provides extended health care, dental, life insurance, accidental death & dismemberment, and long-term disability coverage. These plans are governed by various plan documents which are provided by the Company’s benefits carrier.
     7. Retirement Savings Plan: You will become eligible for Biomira matching contributions into the company’s 401(k) plan. Biomira will match your contributions into the plan, up to a maximum of 3% of your monthly gross salary (subject to maximums as deemed by law). Contributions to this plan are made through payroll deductions. This plan is governed by plan documents provided by our carrier for this benefit.
     8. Relocation: Your primary work location will be in the Seattle area, with travel to other Biomira facilities and to various Biomira partners an expected activity. If you relocate to Seattle within one year of beginning employment, Biomira will pay your reasonable relocation expenses. If you voluntarily leave employment at Biomira within one year of moving, you will need to reimburse Biomira for these costs. Commuting expenses from your home to Seattle will be your responsibility.

     9. Confidentiality Agreement: To protect the company’s proprietary interests, all of Biomira’s employees are required to sign a Confidentiality Agreement as a condition of employment.
     10. Health and Safety: Biomira is vitally interested in the health and safety of all workers and is conducting its business in an environmentally responsible manner. Protection of employees from injury at the workplace and occupational disease, white ensuring that business is conducted in an environmentally responsible manner are continuing objectives. As part of our policy promoting the safety of our staff and the products they manufacture, as a condition of our employment and continued employment, you will be required to comply with all health assessment and medical testing relevant to your position.
     11. Debarment: As a condition of employment and to protect the company’s interests, you hereby certify that you have not been debarred and are not subject to debarment under section 306 of the United State Food, Drug, and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.
     12. Other Terms & Conditions: This offer letter fully conveys the details of our offer. All other terms and conditions of employment not mentioned herein are consistent with Biomira Inc.’s corporate policies.
     13. Commencement Date: For your duties in conjunction with this offer of employment, the commencement date for this position is on or before August 1, 2007.
     We look forward to you joining our team at Biomira. To confirm acceptance, please sign below, retain a copy for your records, and return the original to me. If you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ Robert L. Kirkman, M.D.
Robert L. Kirkman, M.D.
President & CEO
Accepted this 29th day of June, 2007

/s/ Gary Christianson
Gary Christianson, PE